Exhibit 99

Dayton Superior Corporation Announces Notes Exchange Offer

    DAYTON, Ohio--(BUSINESS WIRE)--Feb. 13, 2004--Dayton Superior Corporation today announced an offer to exchange up to $165.0 million in aggregate principal amount of its 10-3/4% Series B Senior Second Secured Notes due 2008, which have been registered under the Securities Act of 1933, as amended, for its outstanding unregistered 10-3/4% Series A Senior Second Secured Notes due 2008.
    The exchange offer will expire at 5:00 p.m., New York City time, on March 29, 2004, unless Dayton Superior Corporation, in its sole discretion, decides to extend the exchange offer.
    The exchange agent for the exchange offer is The Bank of New York,
Attention: Corporate Trust Operations, Reorganization Unit, 101 Barclay Street - 7 East, New York, NY 10286. For information by telephone, call (212) 815-1915.
    Dayton Superior Corporation is the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction and metal accessories used in masonry construction and has an expanding construction chemicals business. The Company's products, which are marketed under the Dayton Superior(R), Dayton/Richmond(R), Symons(R), American Highway Technology(R) and Dur-O-Wal(R) names, among others, are used primarily in two segments of the construction industry: non-residential buildings and infrastructure construction projects.

    CONTACT: Dayton Superior Corporation, Dayton
             Edward J. Puisis, 937-428-7172
             Fax: 937-428-9115